EXHIBIT 12.1


                                DENAMERICA CORP.
                        RATIO OF INCOME TO FIXED CHARGES
                                  (000 omitted)

                                                          Fiscal Year
                                    ------------------------------------------------------
                                       1993       1994        1995       1996       1997
                                       ----       ----        ----       ----       ----
Income (Loss) Before Income Taxes
    and Extraordinary Item ......   $    284   $   (550)   $    505   $  2,485   $(17,719)
Fixed Charges:
    Rental Expense ..............      1,111      1,584       2,499      7,660     10,132
    Interest ....................        736      1,301       2,467      9,255     11,962
    Debt Expense Amortization ...       --           15         144        350      1,939
                                    --------   --------    --------   --------   --------
       Total Fixed Charges ......      1,847      2,900       5,110     17,265     24,023
                                    --------   --------    --------   --------   --------
Net Income as Adjusted ..........   $  2,131   $  2,350    $  5,615   $ 19,750   $  6,314
                                    ========   ========    ========   ========   ========
Ratio ...........................       1.15                   1.10       1.14
                                    ========               ========   ========
Amount Inadequate to Cover
    Fixed Charges ...............              $    550                          $ 17,719
                                               ========                          ========